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                                                                   EXHIBIT 10.16

               [LETTERHEAD OF DIGEX, INCORPORATED APPEARS HERE]



                                        July 9, 1999



Mr. Bryan T. Gernert
One Digex Plaza
Beltsville, Maryland 20705

Dear Bryan:

        This will confirm the changes we have agreed upon in your employment arrangement with Digex as follows:

        (a) Your base salary is $200,000 per year and your annual bonus opportunity is 60% of your base salary.

        (b) If the Digex initial public offering of common stock becomes effective, you will receive an options to purchase 300,000 shares of Digex common stock at an exercise price equal to $5.00 per share and an option to purchase 100,000 common shares at exercise price equal to the initial public offering price. Options covering 25% of the shares will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex.

        (c) Following the occurrence of a change of control, all unvested installments of the options will vest if your employment is terminated by Digex (other than for cause as defined herein) or, if earlier, one year following the date of occurrence of the change of control if you continue to be employed by Digex at that time. In addition, in the event your employment is terminated by Digex for any reason other than for cause within two years of the date of this letter, your option[s] will be deemed to be vested for an aggregate of 200,000 shares (including any installment previously vested in accordance with the terms of the option).

For purposes of this letter:

        "Change of Control" means: the sale, exchange or transfer of common stock of Intermedia or of Digex, whether in one transaction or a series of related transactions occurring within one year, which results in an accumulation of 50% or more of the outstanding shares of common stock (on a fully diluted basis) of
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               [LETTERHEAD OF DIGEX, INCORPORATED APPEARS HERE]



        Intermedia or of Digex in one holder or several affiliated holders (or any such transaction(s) occurring within six months that result in an accumulation of at least 35% of such shares of common stock (on a fully diluted basis)) or an event involving the sale or merger of Intermedia or of Digex or their respective assets which results in the holders of shares of common stock immediately prior to the occurrence of such sale or merger holding less than a majority of the outstanding shares of common stock immediately thereafter.

        "Cause" means: (i) any conduct or behavior by you that would reasonably be expected to have a material adverse affect on Intermedia's or Digex's business or reputation, (ii) commission by you of an act involving moral turpitude or dishonesty, including fraud, (iii) your material failure to reasonably perform your duties for Digex or (iv) your willful failure to perform or abide by any lawful directions or instructions of Digex consistent with your capacity as a senior executive of Digex.

        (d) Your existing Intermedia stock options shall continue in full force and effect following consummation of the initial public offering of Digex common stock.

        Except as amended hereby, the terms of your employment continue in full force and effect. If the foregoing is acceptable to you, please sign in the space provided below and return to me one fully executed copy of this letter. Nothing in this letter will be deemed to affect the at will status of your continued employment by Digex.

                                        DIGEX, INCORPORATED

                                        By:      /s/ Mark Shull
                                           --------------------------
                                            Mark Shull, President and
                                             Chief Executive Officer

Agreement with terms
of letter confirmed:

/s/ Bryan T. Gernert
--------------------
  Bryan T. Gernert